Exhibit 99.1

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Audit Committee Charter

I.	Committee Purpose and Responsibilities

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (the “Company”) is primarily established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, and the internal audit function. The responsibilities and powers of the Committee as delegated by the Board are set forth in this charter.

The Committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of the Company’s financial statements and related disclosure, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function, including with respect to audits of the Company’s information technology environment, and the independent auditor.

II.	Committee Membership

Subject to the applicable phase-in periods permitted by the rules of The Nasdaq Capital Market (“Nasdaq”), the Committee shall consist of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom shall meet all applicable independence, financial literacy and other requirements of Nasdaq and Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). At least one member shall be an “audit committee financial expert” as defined by the applicable rules of the United States Securities and Exchange Commission (the “SEC”). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board for such term or terms as the Board may determine.

No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

III.	Authority and Duties

The following list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function.

Independent Auditor’s Qualifications and Independence

A. The Committee shall be solely responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or permitted related audit, review or attest services. The independent auditor shall report directly to the Committee.

B. The Committee shall have the sole authority to preapprove any audit and non-audit services to be provided by the independent auditor, and to adopt policies and procedures in connection therewith. The Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

C. The Committee shall obtain and review, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to address any such issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Company. The Committee shall, in addition to assuring the regular rotation of the lead (or coordinating) audit partner and the audit partner responsible for reviewing the audit, consider whether there should be regular rotation of the audit firm in the interest of assuring continuing independence of an independent auditor, and report its conclusions to the Board.

D. The Committee shall review the experience, qualifications and performance of the senior members of the independent auditor team.

E. The Committee shall preapprove the hiring of any employee or former employee of the independent auditor who was a member of the Company’s audit team during the preceding three fiscal years. In addition, the Committee shall preapprove the hiring of any employee or former employee of the independent auditor (within the preceding three fiscal years) for the following positions within the Company, regardless of whether that person was a member of the Company’s audit team: Officer or Executive Officer, each as defined under applicable federal securities laws (other than secretary or treasurer), or any person who has direct responsibility for oversight over those who prepare the Company’s financial statements and related information (e.g., Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”).

F. The Committee shall review the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under MD&A before the filing of the Company’s Form 10-K and Form 10-Q.

G. The Committee shall review with management earnings press releases before they are issued. The Committee shall review generally with management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

H. The Committee shall review with the independent auditor: (a) all critical accounting policies and practices to be used by the Company in preparing its financial statements, (b) all alternative treatments of financial information within United States generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. In addition, the Committee shall review with the independent auditor any audit problems or difficulties and management’s response, and any significant disagreements with management.

I. The Committee shall review with management, and any outside professionals as the Committee considers appropriate, the effectiveness of the Company’s disclosure controls and procedures.

J. The Committee shall review with management, the principal internal auditor and the independent auditor the quality, adequacy and effectiveness of the Company’s internal control over financial reporting and any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

K. The Committee shall prepare the report of the audit committee required by the SEC to be included in the Company’s annual proxy statement. Performance of the Internal Audit Function

L. The Committee shall review with management, the principal internal auditor and the independent auditor the scope, planning and staffing of the proposed audit plan for the current year, and shall approve the audit plan for the current year and any significant changes thereto. The Committee shall also review the internal audit function’s organization, responsibilities, plans, results, budget and staffing. The Committee shall receive quarterly communications from the principal internal auditor on the results of and internal audit function’s performance relative to its audit plan, including with respect to audits of the Company’s information technology environment, and other matters.

M. The Committee shall review and approve annually the internal audit function’s charter, which shall set forth the organization and responsibilities of the internal audit function, as well as the budget and staffing of the internal audit function.

N. Management shall consult with the Committee on, and the Committee shall approve, the appointment, replacement, reassignment or dismissal of the principal internal auditor. The Committee’s Chairperson shall evaluate the principal internal auditor’s compensation and conduct a periodic performance appraisal Enterprise Risk Management

O. The Committee shall review with management the Company’s policies and practices with respect to risk assessment and risk management, including environmental, social and governance (ESG) risk, except with respect to those risks for which oversight has been assigned to other committees of the Board or retained by the Board.

Compliance with Legal and Regulatory Requirements

P. The Committee shall review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies.

Q. The Committee shall review with management the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities. The Committee shall oversee the administration of the Company’s Code of Business Conduct and Ethics and any other appropriate compliance policies over which the Audit Committee has authority, and will review requests for waivers under the Code of Business Conduct and Ethics sought with respect to any executive officer or director, as applicable.

R. The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

S. The Committee shall review any material transaction between the Company and the Chief Financial Officer in accordance with the Company’s Code of Ethics for Senior Financial Officers, and shall review and provide prior written approval of any such transaction between the Company and the President.

T. The Committee shall also review and approve all transactions involving an amount in excess of $120,000 in which the Company is to be a participant and in which any related person (as defined in Item 404(a) under the Exchange Act) has a direct or indirect material interest.

IV.	Clarification of Audit Committee’s Role

The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. It is not the responsibility of the Committee to duplicate the activities of management or the independent auditor or to provide expert or special assurance as to, or otherwise certify, the Company’s financial statements or internal control over financial reporting, the independent auditor’s work or compliance of the financial statements with GAAP. The Committee fulfills its oversight role on the basis of the information it receives from management and the independent auditor. Therefore, in carrying out its oversight responsibilities, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

V.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet at least four times per year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written resolutions of all the members, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Committee shall meet separately, periodically, with management, the internal auditors and the independent auditor. The Committee shall report regularly to the entire Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

VI.	Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee shall not delegate to any subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

VII.	Performance Evaluation

The Committee shall conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The Committee shall also review its charter annually and approve any improvements necessary or desirable to the Committee.

VIII.	Resources and Authority

In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel of the Company. The Committee may retain counsel, auditors or other advisors, in its sole discretion and agree to such fees and other retention terms with any provider of services to the Committee as the Committee may deem necessary. The Company shall provide appropriate funding, as determined by the Committee, for payment of the independent auditor, any independent counsel or other advisors retained by the Committee, and any ordinary administrative expenses of the Committee.

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